Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 27, 2008, relating to the financial statements and financial highlights which appear in the March 31, 2008 Annual Reports to Shareholders of the Legg Mason Special Investment Trust, Inc., Legg Mason American Leading Companies Trust and Legg Mason U.S. Small-Capitalization Value Trust, which comprise the Legg Mason Investors Trust, Inc., and Legg Mason Value Trust, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “The Corporations’ Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland
January 27, 2009